Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2012 Financial Results

and Provides Corporate Update and Fiscal Year 2013 Guidance

•                  Positive Phase III results with trastuzumab emtansine (T-DM1) were presented in a plenary session at ASCO in June; Roche intends to use these data to apply in 2012 for marketing approval of the compound for the use evaluated.

•                  ImmunoGen expects up to three additional partner compounds to begin pivotal testing in late 2013.

•                  ImmunoGen advanced its third wholly owned product candidate into clinical testing in July 2012 and remains on track to submit an IND for its fourth compound by mid-2013.

•                  Recent public stock offering further strengthens ImmunoGen’s balance sheet, enhancing the Company’s ability to aggressively fund advancement of its proprietary product candidates.

WALTHAM, MA, August 3, 2012 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today reported financial results for the three-month period and fiscal year ended June 30, 2012 and provided an update on the Company.

“We believe the trastuzumab emtansine clinical data reported at ASCO convey the transformational potential of our TAP technology,” commented Daniel Junius, President and CEO. “It is impressive to see a new product candidate demonstrate both greater efficacy and better tolerability than standard care, and is noteworthy that these benefits were seen for a cancer in which considerable progress already had been made. It also was significant that these were found in a solid tumor indication — approximately ninety percent of cancer diagnoses are for solid tumors and very few antibody-based therapies have been effective for these cancers.”

Mr. Junius continued, “Roche continues to make important progress with trastuzumab emtansine, not only advancing it toward marketing application submission this year, but also broadening the clinical program to extend into early stage HER2+ breast cancer. At the same time, we are making visible progress building and advancing our proprietary product pipeline while other of our partners also are advancing toward pivotal testing.”

Product Pipeline Update

•                  Lead compound trastuzumab emtansine, in development globally by Roche:

•                  Most advanced indication — Positive results from Roche’s first trastuzumab emtansine Phase III trial, EMILIA, were presented at the 2012 American Society of Clinical Oncology (ASCO) annual meeting in the plenary session. EMILIA assessed trastuzumab emtansine in patients with HER2+ metastatic breast cancer (BC) who previously had been treated with Herceptin® (trastuzumab) and with a taxane. Roche expects to apply in 2012 for marketing approval of trastuzumab emtansine for this use in the US and Europe.

•                  First-line for HER2+ metastatic BC — Patient enrollment has completed in the Phase III trial, MARIANNE, evaluating trastuzumab emtansine for this use. Roche expects to use this trial to apply in 2014 for marketing approval of trastuzumab emtansine for the first-line treatment of this cancer in the US and Europe.

•                  For early stage HER2+ BC — In early June, Roche outlined its plans to initiate three more trastuzumab emtansine registration trials in 2013, evaluating the compound for neoadjuvant use, for adjuvant use and to treat residual invasive disease following surgery. It anticipates having pathological complete response (pCR) data from the neoadjuvant trial during 2015.

•            IMGN901, ImmunoGen’s lead wholly owned compound:

•                  For first-line treatment of small-cell lung cancer (SCLC) — Patient enrollment is ongoing in the NORTH Phase II trial, with 28 sites now open. The Company expects to be able to use this trial to make the decisions necessary to advance IMGN901 into pivotal testing.

Additionally, ImmunoGen expects to report clinical findings on the IMGN901 dose established for use in combination with etoposide/carboplatin at the Chicago Multidisciplinary Symposium in Thoracic Oncology in early September. The patient population for this Phase I evaluation was not limited to first-line SCLC.

•                  For relapsed multiple myeloma — The Company expects to report findings from the Phase I trial assessing IMGN901 used in combination with Revlimid® (lenalidomide)/ dexamethasone at a medical conference in late 2012.

•            IMGN853, ImmunoGen’s wholly owned folate receptor α (FOLR)-targeting TAP compound, began clinical testing in June 2012. Its Phase I trial is designed to first define IMGN853’s maximum tolerated dose and dose-limiting toxicity, and then to evaluate it to treat specific types of FOLR-overexpressing cancers. ImmunoGen expects to be able to use this trial to make the decisions necessary to advance IMGN853 into pivotal testing.

•            IMGN529, ImmunoGen’s wholly owned TAP compound for the treatment of CD37+ hematologic malignancies, entered clinical testing in April 2012 for the treatment of previously treated non-Hodgkin’s lymphoma.  The Company expects to report the first clinical data with IMGN529 in 2013.

•            Other clinical-stage compounds — In addition to trastuzumab emtansine, seven other compounds are in clinical testing through ImmunoGen’s collaborative partnerships.

•                  The Company expects up to three of these compounds to advance into pivotal testing by late 2013.

•                  SAR3419 — Encouraging Phase I data were reported with SAR3419 at ASCO. ImmunoGen believes the first Phase II data with this CD19-targeting TAP compound could be presented at a medical meeting in late 2012.

Fiscal Year 2012 Financial Results

For the Company’s fiscal year ended June 30, 2012 (FY2012), ImmunoGen reported a net loss of $73.3 million, or $0.95 per basic and diluted share, compared to a net loss of $58.3 million, or $0.85 per basic and diluted share, for its fiscal year ended June 30, 2011 (FY2011). For the quarter ending June 30, 2012, ImmunoGen reported a net loss of $22.4 million, or $0.29 per basic and diluted share, compared to a net loss of $16.2 million, or $0.23 per basic and diluted share, for the same quarter in FY2011.

Revenues in FY2012 were $16.4 million, compared to $19.3 million in FY2011. Revenues in FY2012 include $9.2 million of license and milestone fees compared to $6.4 million in FY2011. The FY2012 fees include $5.0 million in milestone payments earned with partner advancement of one TAP compound into Phase II clinical testing and two TAP compounds to Phase I clinical testing. The FY2011 fees include $3.0 million in milestone payments earned with partner advancement of two TAP compounds to Phase I clinical testing. Revenues in FY2012 also include $4.5 million of research and development support fees and $2.7 million of clinical materials revenue, compared to $7.3 million and $5.7 million, respectively, for FY2011. The differences in support fees and clinical material revenue from the prior year are primarily due to the variable nature in the amount of research and in the number of clinical batches produced and released for partners on a year-to-year basis.

Operating expenses in FY2012 were $89.6 million, compared to $79.5 million in FY2011. Operating expenses in FY2012 include research and development expenses of $69.2 million, compared to $63.5 million in FY2011. This increase is primarily due to greater investment by the Company in aggressively advancing its wholly owned product candidates. It includes increased personnel expenses — including increased stock compensation expense — in support of internal programs, partially offset by a net reduction in expenses associated with providing partners with clinical batches. Operating expenses also include general and administrative expenses of $20.4 million in FY2012, compared to $16.0 million in FY2011. This increase is primarily due to increased personnel expenses, particularly stock compensation expense.

Other (expense) income, net, was $(62,000) in FY2012, compared to $1.9 million in FY2011. Other income in FY2011 included $1.2 million of federal grant funding the Company was awarded under the Patient Protection and Affordable Care Act of 2010 to develop new anticancer therapies and $0.3 million of gains recognized on sales of investments.

Cash used in operations was $34.3 million in FY2012, inclusive of the $20 million upfront payment from the collaboration established with Eli Lilly in the second quarter of FY2012. This compares with $8.0 million of cash used in operations in FY2011, inclusive of the $45 million upfront payment from the collaboration established with Novartis in the second quarter of FY2011. Capital expenditures were $2.9 million and $2.0 million for FY2012 and FY2011, respectively.

ImmunoGen had approximately $160.9 million in cash and cash equivalents as of June 30, 2012, compared with $191.2 million as of June 30, 2011 and had no debt outstanding in either period. Not included in the June 30, 2012 cash and cash equivalents are the approximately $94 million in net proceeds from the Company’s recent public stock offering.

Financial Guidance for FY 2013

ImmunoGen expects its net loss for its fiscal year ending June 30, 2013 to be between $70 million to $74 million, its cash used in operations to be between $78 million to $82 million, and its capital expenditures to be between $4 million to $5 million. Cash and marketable securities at June 30, 2013 are anticipated to be between $172 million to $176 million, inclusive of the net proceeds from the public stock offering recently completed.

“Roche, Sanofi and the rest of our partners are making tangible progress with compounds that can generate meaningful revenue to ImmunoGen,” commented Gregory Perry, Executive Vice President and CFO. “Our strong financial position enables us to aggressively fund advancement of our wholly owned compounds to further enhance shareholder value.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-1510. Passcode is 6959547. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 17, 2012.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies, potent cancer-cell killing agents and engineered linkers. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-killing agents specifically to tumor cells. There are now ten TAP compounds in clinical development, of which three are wholly owned by the Company. ImmunoGen’s collaborative partners include Amgen, Bayer HealthCare, Biotest, Lilly, Novartis, Roche, and

Sanofi. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab emtansine, is in Phase III testing through the Company’s collaboration with Genentech, a member of the Roche Group. More information about ImmunoGen can be found at www.immunogen.com.

Herceptin® is a registered trademark of Genentech.

Revlimid® is a registered trademark of Celgene Corporation.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2013 fiscal year; its cash and marketable securities as of June 30, 2013; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2012	2011
ASSETS

Cash and cash equivalents	$160,938	$191,206
Other assets	19,370	26,435

Total assets	$180,308	$217,641

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$16,254	$14,566
Long-term portion of deferred revenue and other long-term liabilities	80,164	63,106
Shareholders’ equity	83,890	139,969

Total liabilities and shareholders’ equity	$180,308	$217,641

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Research and development support	$1,184	$1,566	$4,517	$7,256
License and milestone fees	950	2,859	9,161	6,393
Clinical materials revenue	818	2,080	2,679	5,656

Total revenues	2,952	6,505	16,357	19,305

Expenses:
Research and development	19,539	18,261	69,192	63,453
General and administrative	5,726	4,438	20,422	16,040

Total operating expenses	25,265	22,699	89,614	79,493

Loss from operations	(22,313)	(16,194)	(73,257)	(60,188)

Other (expense) income, net	(101)	44	(62)	1,914

Net loss	$(22,414)	$(16,150)	$(73,319)	$(58,274)

Net loss per common share, basic and diluted	$(0.29)	$(0.23)	$(0.95)	$(0.85)

Weighted average common shares outstanding, basic and diluted	77,416	71,315	76,814	68,919